UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2014

eMagin Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-15751	56-1764501
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3006 Northup Way, Suite 103, Bellevue WA 98004
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (425)-284-5200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

See Item 5.02

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 13, 2014, eMagin Corporation (the “Company”) and Jerome T. Carollo executed an Amended and Restated Employment Agreement (the “Employment Agreement”), which amended and restated in its entirety the Executive Employment Agreement, effective as of March 21, 2011.  Pursuant to the Employment Agreement, Mr. Carollo will continue to serve Company’s Senior Vice President, Business Development. The term of the Employment Agreement commenced on May 13, 2014 and is for a period of twenty-four months, unless terminated sooner pursuant to the terms of the Employment Agreement.  Mr. Carollo will be paid a base salary of $292,000.  Mr. Carollo will also be entitled to receive a qualified stock options to purchase such number of shares of the Company’s Common Stock equal to $50,000, which shall terminate on the earlier of 5 years from the grant date or upon the occurrence of other applicable termination events set forth in the option agreement to be entered into between the Company and Mr. Carollo. The exercise price of the option shall be the closing price of the Company’s Common Stock on the date of grant. The options shall vest as follows: 1/2 shall vest on the 1st anniversary of the date of grant, and the remaining 1/2 shall vest on the 2nd anniversary of the date of grant. Additionally, the Board of Directors or Compensation Committee of the Board of Directors may provide Mr. Carollo with a bonus from time to time at their discretion.

If Mr. Carollo voluntarily resigns from his employment with the Company, other than for Good Reason as defined in the Employment Agreement, or if the Company terminates the his employment for Cause as defined in the Employment Agreement, then Mr. Carollo shall cease to accrue salary, paid time off, employee benefits and other compensation which would have become payable after the date of such resignation or termination, as applicable.

The Company may terminate Mr. Carollo’s employment with or without Cause.  If the Company terminates Mr. Carollo’s employment without Cause, or if Mr. Carollo resigns from his employment for Good Reason, or if Mr. Carollo’s employment is terminated or significantly changed or his salary is decreased as a result of a Change of Control, then Mr. Carollo will be entitled to either the total amount of the base salary that remains unpaid, or monthly salary payments for twelve (12) months, based on his monthly rate of base salary at the date of such termination.  However, in lieu of the aforementioned monthly payments, the Company may in its sole discretion pay such payments in a single lump-sum. Mr. Carollo shall also be entitled to payment for accrued and unused vacation, the immediate vesting of any non-vested equity-related instruments granted under the Employment Agreement, and any bonuses which have accrued prior to the date of termination.

For purposes of the Employment Agreement, Change of Control means the acquisition of the Company by merger, sale of all or substantially all of the Company’s assets, or other reorganization which results in the stockholders of the Company immediately prior to such transaction owning less than 50% of the aggregate voting power of the Company’s securities immediately after such transaction (other than as a result of the issuance of equity securities by the Company in connection with a capital raise which results in the pro rata dilution of the equity interests of all holders of common stock immediately prior to such issuance).

The Employment Agreement imposes, in addition to the above, obligations on Mr. Carollo regarding confidentiality, non-competition, non-solicitation and non-disparagement.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement which is attached as exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement, dated May 13, 2014, by and between Jerome T. Carollo, and eMagin Corporation.+

+ Indicates management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eMagin Corporation

Date: May 16, 2014	By:	/s/Paul Campbell
Name: Paul Campbell
Title: CFO

 Index to Exhibits

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement, dated May 13, 2014, by and between Jerome T. Carollo, and eMagin Corporation.+

+ Indicates management contract or compensatory plan or arrangement.

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